                                                                      EXHIBIT 12


                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)


                                              Fiscal     Fiscal     Fiscal      Fiscal       Fiscal
                                              Year       Year       Year        Year         Year
                                              ended      ended      ended       ended        ended
                                              Jan. 31,   Jan. 25,   Jan. 27,    Jan. 28,     Jan. 29,
                                              1998       1997       1996        1995         1994
                                              ----       ----       ----        ----         ----
  NET EARNINGS
Net income (loss) from continuing
 operations                                   $213       $193       $(98)        $ 38        $(226)

Income tax expense (benefit)                   125        127        (35)          42         (118)

Interest expense, excluding capitalized
  interest                                      48         63        108           93           71

Portion of rents deemed representative
 of the interest factor (1/3)                  204        211        207          194          192
                                              ----       ----       ----         ----        -----

                                              $590       $594       $182         $367        $ (81)
                                              ====       ====       ====         ====        =====

FIXED CHARGES
Gross interest expense                        $ 48       $ 63       $108         $ 93        $  71

Portion of rents deemed representative
 of the interest factor (1/3)                  204        211        207          194          192
                                              ----       ----       ----         ----        -----
                                              $252       $274       $315         $287        $ 263
                                              ====       ====       ====         ====        =====

RATIO OF EARNINGS TO FIXED
  CHARGES                                      2.3        2.2        0.6          1.3           --
                                              ====       ====       ====         ====        =====




  Earnings were not adequate to cover fixed charges by $133 million and $344 million for the fiscal years ended January 27, 1996 and January 29, 1994, respectively.